EXHIBIT 11

Southampton Partners, Inc.

EPS Calculations for period December 31, 2000 to March 31, 2001

Basic                    ($.012)

Diluted                  ($.012)




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FINANCIAL DATA SCHEDULE

Table 3

The schedule contains summary financial information extracted from the consolidated financial statements and is qualified in its entirety by reference to such financial statements.

                                                             3-MOS Ended
                                                           March 31, 2001
                                                          ----------------
Net Loss                                                       11,805
Accounts Payable and Accrued Expenses                          18,150
Total stockholders' equity                                    (18,150)
Primary Earnings Per Common Share                               (.012)
Fully Diluted Earnings Per Common Share                         (.012)



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